Exhibit 5.1

May 8, 2026

Aptorum Group Limited

17 Hanover Square
London W1S 1BN, United Kingdom

Re:	Registration Statement on Form S-4 (File No. 333-290742)

Ladies and Gentlemen:

We have acted as U.S. securities counsel to Aptorum Group Limited, a Cayman Islands exempted company with limited liability (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of July 14, 2025 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and between the Company and DiamiR Biosciences Corp., a Delaware corporation (“DiamiR”), pursuant to which, among other matters, the Company formed a direct, wholly owned subsidiary in the state of Delaware (“Merger Sub”), which will merge with and into DiamiR, with DiamiR surviving as a wholly owned subsidiary of the Company, and the surviving corporation of the merger (the “Merger”). Immediately prior to the closing of Merger, the Company will transfer by way of continuation to and domesticate as a Delaware corporation (the “Domestication”; the Company immediately following the Domestication and prior to the closing of Merger, “Aptorum Delaware”).

This opinion is being rendered at the request of the Company in connection with the registration by the Company under the above-referenced Registration Statement (together with all amendments thereto as of the date hereof, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (a) shares of Aptorum Delaware’s common stock, $0.0001 par value (the “Common Stock”), issuable to the holders of outstanding ordinary shares of the Company that will convert by operation of law upon the Domestication, (b) shares of Common Stock to be issued to DiamiR’s shareholders pursuant to the Merger Agreement and (c) shares of non-voting and non-convertible Series A preferred stock of Aptorum Delaware (“Preferred Stock”), issuable to the holders of outstanding ordinary shares of the Company. Pursuant to the Domestication, all outstanding securities of the Company will automatically become securities of the post-merger entity by operation of law.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions hereinafter set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to all questions of fact material to these opinions, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

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In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

A. Prior to the issuance of the securities, the stockholders of the Company will have approved, among other things, the Merger Agreement;

B. Prior to the issuance of any of the securities described herein by the Company pursuant to the Registration Statement: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings with respect thereto will have been commenced or threatened, (ii) the business combination and the transactions contemplated by the Merger Agreement and the Registration Statement will have been consummated in accordance with the terms of the documents pertaining hereto, without any waiver or breach of any material terms or provisions thereof, and that such transactions will be effective under applicable law, and (iii) the stockholders of the Company will have approved the Merger Agreement and the other proposals set forth in the proxy statement/prospectus included in the Registration Statement, which are to be presented and voted upon at the meeting as set forth in the proxy statement/prospectus included in the Registration Statement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. Upon the effectiveness of the Domestication, and when issued in the manner and on the terms described in the Registration Statement and the Merger Agreement, the shares of Common Stock (including those issuable to the holders of outstanding ordinary shares of the Company that will convert by operation of law upon the Domestication and the shares to be issued pursuant to the Merger Agreement) and shares of Preferred Stock will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the federal laws of the United States of America and General Corporation Law of the State of Delaware, as currently in effect. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality, or other political subdivision or local government agency or authority. The opinion set forth below is rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinion to reflect any change of law or fact that may occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the proxy statement/prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Hunter Taubman Fischer & Li LLC

Hunter Taubman Fischer & Li LLC

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